PLx Pharma

PLx Pharma is a late-stage specialty pharmaceutical company initially focused on developing our clinically validated and patent-protected PLxGuard™ delivery system to provide safer and more effective aspirin products. Our PLxGuard™ delivery system works by releasing active pharmaceutical ingredients into the duodenum, the first part of the small intestine immediately below the stomach, rather than in the stomach itself. We believe this improves the absorption of many drugs currently on the market or in development, and reduces acute gastrointestinal (GI) side effects—including erosions, ulcers and bleeding—associated with aspirin and ibuprofen, and potentially other drugs.

INVESTMENT HIGHLIGHTS

Broad Vision, Focused Strategy	Improve safety and efficacy of selected existing oral NSAIDs and other drugs – beginning with aspirin and ibuprofen – platform technology
Novel Technology	PLxGuard™ delivery system utilizes surface acting lipids to selectively release drugs in targeted portions of the GI tract – IP protection into 2032
Track Record of Execution	Lead product, PL2200 Aspirin 325 mg, ***is FDA approved***; expect to submit sNDA for PL2200 Aspirin 81 mg in second half of 2016
Unique Commercialization Strategy	Will target both OTC and prescription markets with physician detail for PL2200 Aspirin
Significant Market Opportunity	PL2200 Aspirin meets major unmet medical need and has significant physician interest – large global cardiovascular and pain markets opportunity
Management	Executive Chairman, Michael Valentino, was CEO of Adams Respiratory, sold to Reckitt Benckiser for $2.3BN; lead product, Mucinex®, had a similar commercialization strategy as PL2200 Aspirin; prior to Adams, led Rx to OTC switch for seven products

PL2200 Aspirin– KEY MESSAGES TO CLINICIANS

- ***PL2200 Aspirin Professional:*** Best-in-Class aspirin for Acute Coronary Syndrome
- **Provides Complete Antiplatelet Efficacy**
  - Predictable and reliable pharmacokinetics and pharmacodynamics
  - 3-5x greater chance of complete antiplatelet benefit
- **Reduced Risk of Gastric Erosions and Acute Gastric Ulcers**
  - PL2200 has clinically demonstrated a 65% lower risk of acute gastric ulceration
  - Enteric Coated (EC) aspirin has *the same upper GI risk* as regular aspirin
- **Rapid and Complete Absorption without Significant Food Effects**
- **Patent Protected (until 2032) Formulation Selectively Releases Aspirin in the Duodenum**
- **Expected to be the Only OTC Aspirin Product Marketed with FDA Approved NDA**
- **Potential for 100% Reimbursement for all Age-Related Risk Patients**

ASPIRIN – IS IT PROVIDING THE PROTECTION YOU NEED?

- One of the most widely used drugs in the world
- Used to treat and prevent the leading cause of death – cardiovascular disease
  - >200 studies supporting aspirin benefit; global standard of care
- EC aspirin dominates the aspirin market with > 90% of US sales due to the perception that it is equally antiplatelet efficacious and GI safer than regular aspirin -- *it is not*
- ***EVERY*** important clinical study supporting the cardiovascular benefit of aspirin was conducted using immediate release (regular) aspirin ***NOT*** EC aspirin, except one which used regular aspirin for first dose then EC aspirin thereafter
- Dec 2014 *JAMA*, Japanese study with >14,000 high risk primary prevention subjects comparing 100 mg EC aspirin with no aspirin stopped after 5 years with no benefit for EC aspirin
- Many misconceptions among physicians and consumers about the efficacy of EC aspirin


Plasma Acetylsalicylic Acid
Conc (ng/mL)
2000
1500
1000
500
0
0
4
8
12
16
20
24
Time (h)
PL2200 Capsule
EC Caplet
~25% of EC aspirin treated patients have minimal absorption of aspirin

- Single dose pharmacokinetics and thromboxane depletion in non-insulin dependent diabetics
- Two independent studies in 92 subjects (PL-ASA-004 and PL-ASA-006 – clinical studies not yet published)
- Complete aspirin response is clinically defined as >99.9% inhibition of ex-vivo platelet thromboxane generation over baseline

PLx Pharma Pipeline

Product Candidate	Pre-Clinical	Phase 1	Phase 2	Phase 3	Status
PL2200 Aspirin, 325 mg OTC Pain and Fever Physician-directed (Cardiovascular Disease Prevention & Rheumatologic)					FDA Approved
PL2200 Aspirin, 81 mg OTC Pain and Fever Physician-directed (Cardiovascular Disease Prevention & Rheumatologic)					sNDA to be filed in 2016
PL1200 Ibuprofen, 200 mg OTC Pain, Inflammation and Fever					GI safer clinical proof-of-concept demonstrated
PL1100 Ibuprofen, 400 mg Rx (Pain, Inflammation, Osteoarthritis and Rheumatoid Arthritis)					GI safer clinical proof – of-concept demonstrated
PL5100 Diclofenac, 50 mg OTC (ex US - Worldwide)					GI safer preclinical proof-of-concept demonstrated
PL4100 Indomethacin Rx (Intravenous for Patent Ductus Arteriosus)					GI safer preclinical proof-of-concept demonstrated

PLx Pharma
8285 El Rio, Suite 130
Houston, TX
Natasha Giordano, President and CEO
(713) 842-1249
ngiordano@plxpharma.com
www.plxpharma.com

LHA
800 Third Ave., 17th Floor
New York, NY 10022
Anne Marie Fields, afields@lhai.com
Kim Sutton Golodetz, kgolodetz@lhai.com
(212) 838-3777
www.lhai.com

LHA
2121 Ave. of the Stars, Suite 2970
Los Angeles, CA 90067
Bruce Voss
bvoss@lhai.com
(310) 691-7100
www.lhai.com

The information contained herein was obtained from PLx Pharma management and other sources LHA believes to be reliable. This does not constitute the solicitation of the purchase or sale of securities. LHA has been engaged by PLx Pharma as its investor relations firm. Except for historical information contained herein, matters discussed in this document are forward-looking statements, the accuracy of which is subject to risks and uncertainties. Please see PLx Pharma's most recent SEC filings for additional information about the Company and related risks.

Dec. 2015